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                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.


                           CERTIFICATE OF DESIGNATION

                      SERIES H CONVERTIBLE PREFERRED STOCK


     HENRY W. SULLIVAN and JOSEPH P. GALDA do hereby certify that they are the Chief Executive Officer and Secretary, respectively, of NORTH AMERICAN TECHNOLOGIES GROUP, INC., a Delaware corporation (hereinafter referred to as the "Corporation"); that, pursuant to the Corporation's Certificate of Incorporation and Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions on March 13, 2000:

     WHEREAS, the Corporation has determined to designate a new Series H Convertible Preferred Stock pursuant to the authority granted in its Certificate of Incorporation and Section 151 of the Delaware General Corporation Law.

     NOW, THEREFORE, the Corporation's Series H Preferred shall have the rights and preferences set forth below:

     SERIES H CONVERTIBLE PREFERRED STOCK. There is hereby created a series of preferred stock designated as Convertible Preferred Stock, Series H (the "Series H Preferred"), which will consist of 10,000 shares. The Series H Preferred shall have the preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as provided below:

     1. DIVIDENDS AND DISTRIBUTIONS. Beginning on the date of the issuance of the Series H Preferred, the holders of shares of Series H Preferred shall be entitled to receive dividends at a rate of 10% per annum of the Stated Value (as defined below). Dividends shall be fully cumulative, prior and in preference to any declaration or payment of any dividend or other distribution on the Corporation's common stock, par value $0.001 per share ("Common Stock").
Payments of dividends or any other distributions on account of the Series H Preferred shall be at all times equal in right to the rights of the holders of the Corporation's Series F Convertible Preferred Stock ("Series F Preferred") and Series G Convertible Preferred Stock ("Series G Preferred"). The dividends on the Series H Preferred shall accrue from the date of issue and shall be payable semi-annually on June 30 and December 31 of each year (each a "Dividend Date"), commencing on June 30, 2000 except that if any such date is a Saturday, Sunday or legal holiday (a "Non-Business Day") then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of Delaware are permitted to be closed (a "Business Day") to holders of record as they appear on the stock books of the Corporation on the applicable record date, which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as fixed by the Board of Directors (the "Record Date"). The dividends on the Series H Preferred shall be payable only when, as and if declared
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by the Board of Directors out of funds legally available therefor. The dividends shall, at the option of the Corporation, either (1) be payable in cash, or (2) accrue, and thereafter shall be payable in cash, provided, however, that at the option of the Corporation, dividends may be paid in cash or in shares of the Corporation's Series H Preferred Stock at a rate of one share of Series H Preferred Stock for accrued dividends equal to the Stated Value (defined below). Subject to the provisions of the preceding sentence and the next paragraph, in the absence of an election by the Board of Directors within 10 days of each Dividend Date to pay dividends in cash, the dividends shall accrue. The amount of dividends payable for any period that is shorter or longer than a full half-year shall be computed on the basis of a 360-day year of twelve 30-day months.

     2. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, distributions shall be made to the holders of Series H Preferred in respect of such Series H Preferred, in the following manner:

          (a) SERIES H PREFERRED LIQUIDATION PREFERENCE. The holders of the Series H Preferred shall be entitled to be paid all amounts payable hereunder on account of the liquidation of the Corporation, in parity with the holders of the Series F Preferred and Series G Preferred, but prior to the payment of any amounts on account of the liquidation of the Corporation to the holders of any other class or Series of preferred stock or common stock of the Corporation, out of the assets of the Corporation available for distribution to holders of its capital stock, a preferred distribution as set forth below. The liquidation preference payable to the holders of the Series H Preferred shall be equal to the sum of (i) $100.00 per share (the "Stated Value"), as appropriately adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (collectively a "Recapitalization") of the Series H Preferred, plus
(ii) all accrued or declared but unpaid dividends (including any interest accrued thereon calculated through the date of liquidation) (the sum of (i) and
(ii) being collectively referred to as the "Series H Liquidation Preference"). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of the Series H Preferred, shall be insufficient to permit the payment to such holders of their full liquidation preferences, then the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock shall be distributed to the holders of the Series H Preferred.

          (b) REMAINING ASSETS. If assets are remaining after payment in full of the Series H Liquidation Preference to all holders of the Series H Preferred, then the holders of any other class or series of Preferred Stock (other than the holders of the Series F Preferred and Series G Preferred, which series have a liquidation preference in parity with the Series H Preferred), if any, shall be entitled to their respective preferential amounts on liquidation, and thereafter the holders of the Common Stock shall be entitled to share ratably in all such remaining assets and surplus funds based on the number of shares of Common Stock held by each.

          (c) VALUATION OF SECURITIES AND PROPERTY. In the event the Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holders of shares of

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Series H Preferred shall be determined in good faith by the Board of Directors.
Any securities not subject to the terms of an investment letter or similar restrictions on free marketability shall be valued as follows:

               (i) If traded on a national securities exchange or the NASDAQ National Market System ("NASDAQ/NMS"), the value shall be deemed to be the average of the security's closing prices on such exchange or NASDAQ/NMS over the thirty (30) calendar day period ending three (3) days prior to the distribution;

               (ii) If actively traded over-the-counter (other than NASDAQ/NMS), the value shall be deemed to be the average of the closing prices over the thirty (30) calendar day period ending three (3) days prior to the distribution; and

               (iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors.

     3. CONVERSION. The Series H Preferred is subject to conversion at the times and on the terms set forth in this Section 3:

          (a)  RIGHT OF HOLDER TO CONVERT.

          (i) Election to Convert. The Series H Preferred shall initially be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for the Series H Preferred, into that number of fully paid and nonassessable shares of Common Stock as would equal, (1) the aggregate Stated Value of the Series H Preferred shares to be converted, divided by (2) $1.85 per share (the "Conversion Price"). Upon such a conversion, the aggregate amount of all accrued or declared but unpaid dividends (including any interest, if any, accrued thereon calculated as of the date of conversion) on the Series H Preferred shall also be converted and converted into Common Stock at the Conversion Price.

          (ii) Mechanics of Conversion. Before a holder of Series H Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series H Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable after such delivery, issue and deliver to such holder of the Series H Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to such holder on account of any fractional share, if any. Such conversion shall be deemed to have been made immediately

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prior to the close of business on the date of such surrender of the shares of the Series H Preferred to be converted, and the holder or holders entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (b) ADJUSTMENT OF CONVERSION PRICE.

          (i) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

          (ii) Reclassifications. In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of the Series H Preferred shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted its shares of the Series H Preferred Stock into Common Stock.

          (iii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series H Preferred so adjusted a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of a the Series H Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series H Preferred.

          (c) ADDITIONAL ADJUSTMENTS TO CONVERSION PRICE.

               (i) Special Definitions For purposes of this Section (3)(c), the following definitions shall apply:

          (1) "Options" shall mean rights, options or warrants to subscribe for purchase or otherwise acquire either Common Stock or Convertible Securities.

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          (2) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stork.

          (3) "Additional Shares of Common Stock" shall mean any shares of Common Stock issued (or, pursuant to Section 3(c)(iii), deemed to be issued) by the Corporation after the Series H Original Issue Date (as defined herein), other than shares of Common Stock issued or issuable:

                (A) upon conversion of shares of Series F Preferred and Series G Preferred (regardless of Subseries);

                (B) pursuant to a stock grant, option plan or purchase plan, other employee stock incentive program or agreement approved by the Board of Directors (as adjusted under Section 3(b)) (the "Option Pool");

                (C) in a transaction described in Section (3) (b);

                (D) pursuant to the terms of any stock grant, option, warrant, employment agreement or other written obligation, agreement or commitment to which the Company was a party as of the Series H Original Issue Date; or

                (E) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C) or (D).

          (4) "Series H Original Issue Date" shall mean the date on which the first share of Series H Preferred was issued.

          (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock under this Subsection 3(c) unless (A) the Additional Share of Common Stock is issued in a transaction in which the Corporation receives gross offering proceeds of not less than $3,000,000 from the issuance of Additional Shares of Common Stock, and (B) the consideration per share for an Additional Share of Common Stock issued in such transaction by the Corporation is less than $1.85 per share. Furthermore, in the event of any adjustment of the Conversion Price under this Subsection 3(c), no such adjustment shall result in an adjustment to the Conversion Price to a price below $1.25 per share (subject to adjustment under Subsection 3(b) hereof).

          (iii)  Deemed Issue of Additional  Shares of Common Stock

          (1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Series H Original Issue Date shall issue any Options (other than the issuance of Options pursuant to the Option
Pool) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of

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shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stork issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section (3)(c)(v) hereof) of such Additional Shares of Common Stock would be less than $1.85 per share (subject to adjustment under Subsection 3(b) hereof) on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

          (A) except as provided in Section (3)(c)(iii)(1)(B), no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

          (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Subseries Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

          (C) no readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

          (iv) Adjustment of Conversion Price Upon issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock for consideration per share less than $1.85 (subject to Section 3(c)(ii) hereof, and subject to further adjustment under Subsection 3(b) hereof), then and in each such event the Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stork which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding

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immediately prior to such issue plus the number of such Additional Shares of
Common Stock so issued.

          (v) Determination of Consideration.  For purposes of this Section
(3)(c), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                (1) Cash and Property:  Such consideration shall:

                         (A) insofar as it consists of cash, be computed at the
                aggregate amount of cash received by the Corporation;

                         (B) insofar as it consists of property other than cash,
                be computed at the fair value thereof at the time of such issue. as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                         (C) in the event Additional Shares of Common Stock are
                issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

          (2) Option and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section (3)(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing.

          (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

          (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                (d) STATUS OF CONVERTED STOCK. In case any shares of the Series H Preferred shall be converted pursuant to Section 3 hereof, the shares so converted shall, at the option of the Corporation, be canceled, and, if not canceled, shall not be reissuable as shares of Series H Preferred but shall be part of the authorized but unissued capital stock of the Corporation.

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                (e) MISCELLANEOUS. All calculations under this Section 3 shall be made to the nearest cent or to the nearest whole share, as the case may be.

                (f) NO IMPAIRMENT. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series H Preferred against impairment.

                (g) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series H Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series H Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series H Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     4.  RIGHT OF CORPORATION TO REDEEM.

          (a) Election to Redeem. The Series H Preferred shall redeemable at the option of the Corporation, at the principal office of the Corporation or any transfer agent for the Series H Preferred, upon issuance to the holder or holders thereof of that number of fully paid and nonassessable shares of Common Stock as would equal, (1) the aggregate Stated Value of the Series H Preferred shares to be converted, plus (2) an amount, if any, equal to the difference between (A) the amount of dividends that would be payable in respect of such shares from the date of issuance of such shares to the first anniversary of such date and (B) the amount of all dividends declared or accrued with respect to such shares as of such date, divided by (3) the Conversion Price as of the date of redemption. Upon such a redemption, the aggregate amount of all accrued or declared but unpaid dividends (including any interest, if any, accrued thereon calculated as of the date of redemption) on the Series H Preferred shall be converted into Common Stock at the Conversion Price.

          (b) Before the Corporation shall be entitled to convert some or all of the Series H Preferred into shares of Common Stock, the Corporation shall provide ten (10) days' written notice to the holders thereof, at the current address of such holders as shown in the Corporation's stock records, that the Corporation elects to convert the same. The aforesaid notice shall include the number of shares such holder shall be entitled to receive upon the conversion and the effective date of such conversion. The Corporation shall, as soon as practicable after the effective date specified in such written notice, issue and deliver to the holder or holders of the Series H Preferred receiving such a conversion notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check

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payable to such holder on account of any fractional share, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series H Preferred to be converted, and the holder or holders entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     5. VOTING RIGHTS. Except as otherwise required by law or by Section 7, the holders of all of the Series H Preferred issued and outstanding, in the aggregate, shall be entitled to the number of votes equal to the number of shares of Common Stock into which shares of Series H Preferred are convertible on any record date, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of the Series H Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series H Preferred held by each holder could be converted) be rounded to the nearest whole number.

     6. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of the Series H Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend distribution or right.

     7. NOTICES. Any notice required by the provisions of the Certificate to be given to the holders of the Series H Preferred shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation, or upon actual receipt when personally delivered or sent by overnight or other courier delivery.

     8. PROTECTIVE PROVISIONS. So long as any shares of the Series H Preferred are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority in interest of the Series H Preferred then outstanding, voting as a separate class, take any action that:

               (i) alters the rights, preferences or privileges of the Series H Preferred;

               (ii) increases or decreases the authorized number of shares of Series H Preferred of the Corporation;

               (iii) creates any new class or series of shares that has a preference over the Series H Preferred with respect to voting, dividends or liquidation preferences; or

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               (iv) reclassifies stock into shares having a preference over the
        Series H Preferred with respect to voting, dividends or liquidation preferences.

     This Certificate may be delivered by facsimile and executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Consent.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its President and attested to by its Secretary and the corporate seal to be affixed hereto, this 13th day of March 2000.

                                       NORTH AMERICAN TECHNOLOGIES
                                       GROUP, INC.


Date:  March 13, 2000                  /s/ Henry W. Sullivan
                                       ____________________________________
                                       Henry W. Sullivan
                                       President and Chief Executive Officer




Date:  March 13, 2000                  /s/ Joseph P. Galda
                                       _____________________________________
                                       Joseph P. Galda
                                       Secretary

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